Exhibit 10.57

EXCHANGE AGREEMENT
AND PLAN OF REORGANIZATION

This Exchange Agreement and Plan of Reorganization (the “Agreement”) is executed this 30th day of June, 2010, by and between AMERALIA, INC., a Utah corporation (“AmerAlia”), and SENTIENT USA RESOURCES FUND, L.P., a Delaware limited partnership (“Sentient”).

RECITALS

WHEREAS, Sentient owns 820,000 shares of Holdings Common Stock, constituting 82% of its authorized, issued and outstanding capital stock and AmerAlia owns 180,000 shares of Holdings Common Stock, constituting 18% of its authorized, issued and outstanding capital stock;

WHEREAS, Sentient also owns 47,954,495 shares of AmerAlia Common Stock, constituting approximately 72% of its authorized, issued and outstanding common stock plus a limited right to acquire up to 5,500,000 additional shares of AmerAlia Common Stock;

WHEREAS, AmerAlia has expressed an interest in owning all of the authorized, issued and outstanding shares of common stock of Holdings and has asked Sentient to exchange its 820,000 shares of Holdings Common Stock for shares of AmerAlia Common Stock;

WHEREAS, Sentient has agreed to exchange its 820,000 shares of Holdings Common Stock for 286,119,886 shares of AmerAlia Common Stock, representing approximately 81.2% of the fully diluted outstanding shares of AmerAlia Common Stock (after giving effect to this issuance); and

WHEREAS, after the exchange referred to herein, AmerAlia will own 100% of the authorized, issued and outstanding Holdings Common Stock and Sentient will own approximately 95% of the authorized, issued and outstanding AmerAlia Common Stock.

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.  The following terms when used herein shall have the meaning set forth below:

a.             “AmerAlia” shall mean AmerAlia, Inc., a Utah corporation.

b.             “AmerAlia Common Stock” means the $.01 par value per share common stock of AmerAlia.

Exchange Agreement – Sentient LP and AmerAlia

c.             “AmerAlia Stock Options” means the authorized, issued and outstanding stock options of AmerAlia as set forth in Exhibit 1.c.

d.             “Closing” shall have the meaning set forth in Section 3.

e.             “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

f.             “Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been, or will be established or maintained by any member of a controlled group.

g.             “Environmental Laws” means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

h.             “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

i.             “Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

j.             “Holdings” means Natural Soda Holdings, Inc., a Colorado corporation.

k.             “Holdings Common Stock” means the $.01 par value per share, common stock of Holdings.

l.             “Lien” means any lien, claim, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise, and including claims of a right to a security interest and encumbrances whether properly attached, perfected, or recorded.

Exchange Agreement – Sentient LP and AmerAlia

m.             “Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) individually or taken as a whole or (b) the impairment of the ability of any party to perform its obligations under this Agreement or any of other agreements to which it is a party.

n.             “Polluting Substance” means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” or “toxic substance” which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

o.             “SEC” means the United States Securities and Exchange Commission.

p.             “Sentient” means Sentient USA Resources Fund, L.P., a Delaware limited partnership.

q.             “Sentient Option” means the right of Sentient to purchase up to 5,500,000 shares of AmerAlia Common Stock, described in the Restructuring Agreement, dated September 25, 2008, as amended by the Amendment to the Restructuring Agreement dated October 31, 2008.

r.             “Soda” means Natural Soda, Inc., a Colorado corporation.

2.             Exchange.

a.
Exchange of Holdings Common Stock for AmerAlia Common Stock by Sentient.  At the Closing, AmerAlia will issue to Sentient 286,119,886 shares of AmerAlia Common Stock, representing approximately 81.2% of the fully diluted outstanding shares of AmerAlia Common Stock (after giving effect to this issuance) in exchange for 820,000 shares of Holdings Common Stock, which shall be delivered by Sentient to AmerAlia at the Closing, free and clear of all liens, claims and encumbrances of any person claiming rights by, through or under Sentient.

b.
Intended Treatment for Tax Purposes. The  parties to this Agreement intend that the acquisition of AmerAlia Common Stock by Sentient and the acquisition of Holdings Common Stock by AmerAlia qualify as an exchange under Section 351(a) of the Code and a reorganization under Section 368(a)(1)(B) of the Code.

Exchange Agreement – Sentient LP and AmerAlia

c.
Restrictions on Transfer.  All shares of AmerAlia Common Stock to be issued hereunder shall be deemed "Restricted Securities" as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the  "Securities  Act"), and are being acquired by Sentient for investment  purposes only and without the present intent to make a further distribution of such shares, except as permitted by applicable law.  All shares of AmerAlia Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the shares of AmerAlia Common  Stock to be issued  hereunder  shall bear a  restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED FOR SALE, SOLD, OR OTHERWISE DISPOSED OF, ONLY IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO SATISFACTION OF THE COMPANY.

d.
Adjustments.  In the event that the number of shares of AmerAlia’s common stock is changed by dividend, stock split, reverse stock split, combination, reclassification or any other event, then the number of shares to be issued to Sentient hereunder (including shares to be issued pursuant to the Sentient Option) shall be equitably adjusted.

3.             Closing. The Closing will occur on or before June 30, 2010, at the offices of Dorsey & Whitney, LLP, Republic Plaza Building, Suite 4700, 370 17th Street, Denver, Colorado 80202-5647, or at such other time and place as the parties may agree. At the Closing, the steps described in Section 2 will occur. All transactions occurring at the Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered.  The transfers that take place at Closing will be deemed to be effective as of the close of business on June 30, 2010.

4.             Conditions.

a.             Sentient Conditions Precedent.  The obligations of Sentient to close the transactions contemplated by this Agreement shall be subject to the following conditions precedent, any one or more of which may be waived by Sentient in its unfettered discretion.

Exchange Agreement – Sentient LP and AmerAlia

i.
Amended Articles of Incorporation of AmerAlia. At the Closing, the articles of incorporation of AmerAlia shall have been amended to increase the authorized capital to provide for 700,000,000 shares of common stock, $0.01 par value per share.

ii.	Filings. AmerAlia shall have filed all reports with the SEC that were due from and after June 30, 2008, excluding any filings under the Investment Company Act of 1940, as amended.

iii.
Shareholders Meeting.  Any shareholders meetings of AmerAlia that is required in order to effect the transactions described in this Agreement shall have been duly called and held and appropriate resolutions shall have been approved by the vote required.

iv.
Due Diligence.  Sentient shall be satisfied, in its unfettered discretion, with the results of all investigations related to AmerAlia, its businesses and assets, including, but not limited to a review of the corporate record books of AmerAlia and Holdings, accurate and complete copies of which have been provided to Sentient.

v.	Opinion of Counsel to AmerAlia. AmerAlia shall have delivered to Sentient the opinion of counsel to AmerAlia in the form attached hereto as Exhibit 4.a.v.

vi.
Cancellation of Reacquired Shares of Preferred Stock of AmerAlia. All issued and outstanding shares of preferred stock of AmerAlia have been reacquired by AmerAlia and shall be cancelled prior to Closing.

vii.	Shareholder Agreement. The shareholder agreement concerning Holdings shall have been terminated effective as of Closing.

viii.
Officer’s Certificate. AmerAlia shall deliver to Sentient an officers’ certificate dated as of the Closing date certifying that all representations, warranties of AmerAlia set forth herein are true and correct as of the Closing and that all covenants of AmerAlia have been performed and conditions precedent to Sentient’s obligations have been satisfied or waived by Sentient in writing.

b.             AmerAlia Conditions Precedent.  The obligations of AmerAlia to close the transactions contemplated by this Agreement shall be subject to the following conditions precedent, any one or more of which may be waived by AmerAlia in its unfettered discretion.

Exchange Agreement – Sentient LP and AmerAlia

i.	Shareholder Agreement. The Shareholder agreement concerning Holdings shall have been terminated as of Closing.

ii.
Shareholders Meetings. Any shareholders meeting of AmerAlia that is required in order to effect the transactions described in this Agreement shall have been held and appropriate resolutions shall have been approved by the vote required.

c.             Conditions Subsequent.  This Agreement shall be subject to the following conditions subsequent, which may be waived by Sentient in its unfettered discretion. Sentient shall have the right to rescind the transactions which occurred at Closing and terminate its obligations hereunder if either of the following conditions is not timely satisfied:

i.
Ratification of Agreements. Within ten (10) business days after Closing, AmerAlia’s Board of Directors shall have ratified, adopted, approved and confirmed: (i) each contract between AmerAlia and Sentient and any of its affiliates that had been entered into by AmerAlia on or after May 23, 2007, (ii) each issuance of shares or grant of options made by AmerAlia on or after May 23, 2007, (iii) each transaction of AmerAlia in interstate commerce occurring from and after May 23, 2007, and (iv) the issuance of the shares of AmerAlia Common Stock to Sentient and the other actions described in this Agreement.

ii.
No Action Letter. On or before July 16, 2010, AmerAlia will file a request for a no action letter with the United States Securities and Exchange Commission (“SEC”) providing that the SEC will not pursue any actions against AmerAlia for being an unregistered investment company from and after the Closing. On or before August 31, 2010, if AmerAlia has received the no action letter, AmerAlia shall deliver the opinion of its legal counsel in the form attached hereto as Exhibit 4.a.v., without the qualification and exception identified as (e)(ii) therein, and if AmerAlia fails to do so, Sentient shall have the right to rescind as provided below. If the no action letter hasn’t been received by August 31, 2010, then Sentient shall have the right to rescind as provided below.

If Sentient rescinds the transactions as permitted in this Subsection 4.c, or if AmerAlia or anyone on its behalf (except Sentient in AmerAlia’s behalf) attempts to rescind the transactions described herein, then, on Sentient’s demand, AmerAlia will reimburse Sentient all of the costs and expenses incurred by Sentient and its affiliates in negotiating, executing, delivering and closing the Exchange Agreement, including, but not limited to fees, costs and disbursements of legal counsel.

Exchange Agreement – Sentient LP and AmerAlia

5.             Representations and Warranties of AmerAlia.  AmerAlia represents and warrants to Sentient as of the date of this Agreement and as of Closing as follows:

a.             Corporate Existence, Authority.  AmerAlia is a corporation organized, validly existing, and in good standing under the laws of Utah. AmerAlia (i) has all requisite corporate power and authority to own its assets and carry on its business as now conducted, (ii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect, and (iii) has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement.

b.             Enforceability; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of AmerAlia, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will contravene, conflict with, or result in the violation of, default under, or give any person the right to declare a default or to exercise any remedy under: (A) any provision of AmerAlia’s organizational documents, or (B) any lease, license, permit or agreement to which AmerAlia is a party or by which it or any of its properties is subject or bound.

c.             Exchange Act Compliance.

i.
Exchange Act Compliance.  The AmerAlia Common Stock has been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and AmerAlia is subject to the periodic reporting requirements of Section 13 of the Exchange Act. As of the date of their respective filings, none of the reports filed by AmerAlia with the SEC contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ii.
Controls and Procedures. AmerAlia maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. AmerAlia has made available to Sentient copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Chief Executive Officer and the Chief Financial Officer of AmerAlia have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither AmerAlia nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

Exchange Agreement – Sentient LP and AmerAlia

d.             Financial Statements and Reports. Each of the financial statements of AmerAlia included or incorporated by reference in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and presents fairly the financial position and results of operations, cash flows and of changes in stockholders’ equity of AmerAlia and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, which taken together are not material in amount (with materiality defined as $10,000 individually or in the aggregate), and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP.

e.             Books and Records.  The books of account, minute books, stock record books, and other records of AmerAlia, all of which have been made available to Sentient, are complete and correct. The minute books of AmerAlia contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of AmerAlia, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

f.             Capitalization of AmerAlia.  The equity capitalization of AmerAlia as of the date of this Agreement is:

i.	Preferred stock: $0.05 par value per share; 1,000,000 authorized; no shares of which are issued and outstanding;

ii.	Common stock: $0.01 par value per share; 100,000,000 authorized; 66,293,696 shares issued and outstanding.

iii.	Options. The AmerAlia Stock Options and the Sentient Option;

iv.	Other securities. There are no other agreements relating to the issuance, sale, or transfer of any equity securities or other securities of AmerAlia.

Each of the issued and outstanding shares of capital stock, options, and other securities of AmerAlia has been duly authorized and validly issued, and each outstanding share of capital stock of AmerAlia is fully paid and non-assessable.

Exchange Agreement – Sentient LP and AmerAlia

g.             Registration Rights.  No person has any right to request or require AmerAlia to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

h.             No Violation of Preemptive Rights.  No violation of any preemptive rights of any shareholder of AmerAlia has occurred as a result of the transactions contemplated by this Agreement.

i.              Indebtedness.  Except as shown in the SEC Reports, there is no material indebtedness, liability, or other obligation of AmerAlia.

j.              No Default.  AmerAlia is not in default under, and there is no circumstance which with the giving of notice, the lapse of time, or both, would constitute a default under, any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound which default could be reasonably expected to cause a Material Adverse Effect.

k.             Authorization of Securities.  The shares of AmerAlia Common Stock to be issued to Sentient, upon receipt will be validly issued, fully paid and non-assessable, with no liability attached to the ownership thereof, free of restrictions on transfer other than under restrictions related to applicable federal and state securities laws.

l.              Litigation and Judgments.  There is no suit, action, proceeding or investigation pending or, after reasonable inquiry, to the best of his or its knowledge, threatened against or affecting AmerAlia  that has not been disclosed in writing to the Sentient or that the outcome of which could reasonably be expected to have a Material Adverse Effect.

m.            Rights in Properties; Liens.  AmerAlia, has good and marketable title to all properties and assets reflected on its balance sheets, and as of the Closing none of such properties or assets of AmerAlia will be subject to any Liens.  AmerAlia enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect.  There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect.  AmerAlia has the exclusive right to use all property necessary to their business as presently conducted, to the best of his or its knowledge, and AmerAlia’s use of its property does not infringe on the rights of any other Person where such nonexclusively or infringement would have a Material Adverse Effect.  To the best its knowledge, no other Person is infringing the rights of AmerAlia in any of the intellectual property owned, licensed or used by it.  AmerAlia does not owe any royalties, honoraria or fees to any person, except royalties not yet payable to (i) the United States Bureau of Land Management and (ii) E.E. Kinder.

Exchange Agreement – Sentient LP and AmerAlia

n.             Taxes.  AmerAlia has filed or caused to be filed all tax returns (foreign, federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, ad valorem, use, customs and sales taxes, and have paid or at closing will pay all of their tax liabilities, and all such returns were accurate and complete other than immaterial amounts or taxes that are being contested by AmerAlia in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established and as to which full written disclosure is contained on an Exhibit to this Agreement.  To the best of its knowledge, there is no pending investigation of AmerAlia by any taxing authority or pending but unassessed tax liability of AmerAlia.  AmerAlia has made no presently effective waiver or extension of any applicable statute of limitations or request for an extension of time to file a tax return, and AmerAlia is not a party to any tax-sharing agreement.

o.             ERISA.  AmerAlia has complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder.  With respect to any Employee Benefit Plan, AmerAlia has made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or the terms of any contract or agreement.  No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any pension plan which poses a risk of causing a Lien to be created on the assets of AmerAlia or which will result in the occurrence of a Reportable Event.  AmerAlia has not been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, since September 2, 1974.  No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by AmerAlia, Holdings or Soda. The term “liability,” as referred to in this Section, includes any joint and several liability.  No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

p.             Disclosure.  No representation, warranty or statement made by AmerAlia in this Agreement or in any of the documents, instruments, exhibits or schedules attached to such agreements or delivered in connection herewith or therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statements made herein or therein not misleading.  There is no fact that does, or with the passage of time, could reasonably be expected to materially and adversely affect the condition (financial or otherwise), results of operations, business, properties, or prospects of AmerAlia that has not been disclosed in the documents described herein and provided to Sentient.

q.             Subsidiaries. AmerAlia has no wholly or partially owned subsidiaries other than Holdings and its wholly owned subsidiary, Soda.

Exchange Agreement – Sentient LP and AmerAlia

r.              Government Approval.  No approval or action by, and no notice to or filings with any Governmental Body or person (other than those that have been or on the Closing will be, duly obtained or made and which are, or as of the Closing will be, in full force and effect) is required for the due execution, delivery or performance of its obligations under this Agreement by AmerAlia.

s.             Securities Laws.  AmerAlia has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance of the AmerAlia Common Stock contemplated by this Agreement. As a result of Closing and completion of the condition subsequent described above, AmerAlia will no longer be required to register as an investment company under the Investment Company Act of 1940, as amended.

t.              No Labor Disputes.  AmerAlia is not involved in any labor dispute or a party to any collective bargaining agreement, and there are no strikes or walkouts or union organization of any of AmerAlia’s employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

u.             Brokers.  Neither AmerAlia nor any of its directors has dealt with any broker, finder, commission agent or other Person in connection with the transactions referenced in or contemplated by this Agreement, nor is AmerAlia or any of its directors under any obligation to pay any broker’s fee or commission in connection with this transaction.

v.             Insurance.  The amount and types of insurance carried by AmerAlia and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as AmerAlia.

w.            Royalties. Except for royalties not yet payable to (i) the United States of America, and (ii) E.E. Kinder, none of the interests or properties owned by AmerAlia, Holdings, or Soda is subject to any minimum royalty, advance royalty, production royalty, net smelter return obligation, net profit payment or any similar arrangement.

x.             No Material Adverse Change.  Since June 30, 2009, there has not been any event, change or circumstance applicable to AmerAlia that could reasonably be expected to have a Materially Adverse Effect.

y.            Investment Intent. The Holdings Common Stock is being acquired by AmerAlia for investment purposes only and not with a view toward the resale or distribution thereof. Such shares may only be sold or transferred by AmerAlia if such sale or transfer is registered or exempt from registration under the Securities Act of 1933, as amended and any similar provisions of state law. Such exemption must be established to the reasonable satisfaction of the issuer of the shares.

z.             Reorganization. AmerAlia has not taken and has not agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a "reorganization" under section 368(a)(1)(B) of the Code or as an exchange under Section 351(a) of the Code. AmerAlia is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying.

Exchange Agreement – Sentient LP and AmerAlia

6.             Representations of Sentient.  Sentient represents and warrants to AmerAlia that:

a.              Investment Intent. The AmerAlia Common Stock is being acquired for investment purposes only and not with a view toward the resale or distribution thereof. Such shares may only be sold or transferred by Sentient if such sale or transfer is registered or exempt from registration under the Securities Act of 1933, as amended and any similar provisions of state law. Such exemption must be established to the reasonable satisfaction of the issuer of the shares.

b.             Organization.  Sentient is a limited partnership organized, validly existing, and in good standing under the laws of Delaware.  Sentient has all requisite limited partnership power and authority to own its assets and carry on its business as now conducted, and has the limited partnership power and authority to execute, deliver, and perform its obligations under this Agreement.

c.             Enforceability. This Agreement constitutes the legal, valid and binding obligation of Sentient, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will contravene, conflict with, or result in the violation of, default under, or give any person the right to declare a default or to exercise any remedy under any provision of Sentient’s organizational documents.

d.             Title. The 820,000 shares of Holdings Common Stock to be delivered by Sentient to AmerAlia at the Closing, shall be free and clear of all liens, claims and encumbrances of any person claiming rights by, through or under Sentient.

e.             Indebtedness. Except as reflected on the financial statements of Holdings as of March 31, 2010 or as otherwise disclosed to AmerAlia, to the knowledge of Sentient, Holdings has not incurred any indebtedness, liability or other obligation that would have a material adverse effect on Holdings.

f.              Capitalization. Since November 1, 2008, to the knowledge of Sentient, Holdings has not issued any capital stock, warrants, options or other right to acquire any shares of any class of capital stock of Holdings.

7.             Covenants.

a.             Election of Directors Nominated by Sentient.  As of the Closing, Sentient shall have the right to nominate up to two additional suitably qualified persons to be elected as directors of AmerAlia in addition to the ten current directors serving on AmerAlia’s Board of Directors. Upon the nomination of such persons by Sentient, AmerAlia’s Board of Directors will expand the size of its Board of Directors to the appropriate size (not to exceed 12 directors) and the Board of Directors will appoint such persons to serve until the next meeting of the shareholders. At the next meeting of the AmerAlia shareholders, Sentient shall have the right to nominate a majority of the directors of AmerAlia’s Board of Directors.

Exchange Agreement – Sentient LP and AmerAlia

b.             Efforts to Close. Each of AmerAlia and Sentient will use commercially reasonable efforts to consummate the transactions contemplated by this Agreement including, without limitation, commercially reasonable efforts to remove all conditions precedent to the other party’s obligation to close.

c.             Certificate.  At the Closing, AmerAlia shall deliver to the Sentient executed by Robert van Mourik and Bill H. Gunn, as officers of AmerAlia, a certificate certifying the following:

i.	Accuracy of Representations. The representations and warranties in this Agreement remain true, accurate and complete in all material respects at and as of the Closing;

ii.
SEC Filings.  All reports required to be filed with the SEC for AmerAlia’s 2009 Fiscal Year and the 2010 Fiscal Year up to the date of Closing have been filed with the SEC, excluding any filings under the Investment Company Act of 1940, as amended;

iii.
Accuracy of SEC Filings. As of the date of their respective filings, none of the SEC Reports or other filed reports (including, but not limited to the annual report for 2009 on form 10-K) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

iv.
Financial Statements.  Each of the financial statements of AmerAlia included or incorporated by reference in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders’ equity of AmerAlia and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, which taken together are not material in amount (with materiality defined as $10,000 individually or in the aggregate), and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP;

Exchange Agreement – Sentient LP and AmerAlia

v.
No Changes.  Since June 30, 2009, there has been no change in any of the significant accounting (including tax accounting) policies, practices, or procedures of AmerAlia or any of its consolidated subsidiaries; and

vi.
Options, Warrants and Rights.  AmerAlia does not have any outstanding options, warrants or any other contractual right to acquire (whether by purchase, exchange or any other method) any shares of any class of capital stock except for the AmerAlia Stock Options and the Sentient Option.

8.             Miscellaneous.

a.             Remedies.  Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.

b.             Course of Dealing Not an Amendment.  No course of dealing between any two or more of the parties or any delay in exercising any rights will operate as a waiver of any rights of Sentient.

c.             Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement for a period of three (3) years after the Closing.  Any due diligence investigation by the Sentient shall not limit the representations and warranties given by AmerAlia.

d.             Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

e.             Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

f.              Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together shall constitute one and the same Agreement.

Exchange Agreement – Sentient LP and AmerAlia

g.             Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

h.             Notices.  Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered by Federal Express or other overnight international commercial courier service, (a) if to Sentient, addressed to the address specified below, or to such other address as Sentient may in writing designate, or (b) if to AmerAlia, addressed to the address set forth below or to such other address it may designate in writing.  Notices shall be deemed to have been validly served, given or delivered (and “the date” of such notice or words of similar effect shall mean the date) one day after deposit with Federal Express or other overnight international commercial courier service, with all charges for next business day delivery prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, or otherwise), whichever is earlier.

If to AmerAlia:	AmerAlia, Inc.
Attn: Chairman
3200 County Road 31
Rifle, CO 81650
Tel: 720-876-2373
Fax: 720-876-2374

With a Copy to:	Robert van Mourik
PO Box 880
Toowong QLD 4066
Australia
Tel: +617-3870-8041
Fax: +617-3870-5887

If to Sentient:	Sentient USA Resources Fund, L.P.
Landmark Square, 1st Floor
64 Earth Close
West Bay Beach South
PO Box 10795
George Town, Grand Cayman KY1-1007
Cayman Islands
Attn: Greg Link
Tel: (345) 946 0933
Fax: (345) 946 0921

Exchange Agreement – Sentient LP and AmerAlia

With a copy (which does not constitute notice) to:
Sentient USA Resources Fund, L.P.
Suite 2401, Level 24, Australia Square Tower
264 George Street, Sydney NSW 2000, Australia
Attn: Peter Cassidy, Director
Tel: (612) 8243-2904
Fax: (612) 8243-2990

i.              Governing Law.  The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of Colorado applicable to contracts made and to be performed entirely in Colorado as if by and between Colorado residents.  Venue for any dispute arising under this Agreement will be in Denver County, Colorado.

j.              Schedules and Exhibits.  All schedules and exhibits are an integral part of this Agreement.

k.             Litigation Costs.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties therein shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

l.              Final Agreement.  This Agreement and the exhibits and schedules attached hereto constitute the only agreement of the parties concerning the matters herein, and supersedes, merges and renders void all prior written/oral, and/or contemporaneous discussions, agreements and understandings related thereto..

m.            Representation by Counsel.  AmerAlia has been represented by Dorsey & Whitney, LLP in connection with the negotiation, execution and delivery of this Agreement. Sentient has been represented by Quinn & Brooks LLP in connection with the negotiation, execution and delivery of this Agreement.

n.             Public Disclosure.  Except as may be required to comply with applicable law, no party shall make or cause to be made any press release or similar public announcement.  The parties acknowledge that AmerAlia and Sentient must make appropriate announcements and filings to comply with obligations under the Securities Exchange Act.  Each party agrees that it will provide the other with a copy of any proposed announcement or filing relating to the subject matter of this Agreement prior to the planned release or filing of such announcement, and that the releasing or filing party agrees to endeavor to conform the announcement to the other’s reasonable comments, provided that the announcing or filing party can do so and still provide the information to the public that, in filing or announcing party’s reasonable opinion, is required by law or regulation. Notwithstanding the foregoing, the party not making the filing or announcement shall not assume any responsibility for the announcement or filing by providing or not providing any comments.

Exchange Agreement – Sentient LP and AmerAlia

o.             Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver County, Colorado, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

p.             Waiver and Modification.  No waiver or modification of any term of this Agreement shall be enforceable unless it is in writing, signed by or on behalf of the party against whom such waiver or modification is asserted.

Exchange Agreement – Sentient LP and AmerAlia

q.             Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. No party may assign any claims under the Investment Company Act of 1940, as amended.

r.              No Finder.  No agent, broker or similar person is or will be entitled to any broker's or finder's fee in connection with the transaction contemplated by this Agreement.

[Signature page follows]

Exchange Agreement – Sentient LP and AmerAlia

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth in the introductory paragraph.

AMERALIA, INC		SENTIENT USA RESOURCES FUND, L.P.
		By:	Sentient Executive MLP 1, Limited, General Partner

By:	/s/ Bill H. Gunn	By:	/s/ Gregory Link
Name:	Bill H Gunn	Name:	Gregory Link
Title:	Chairman & CEO	Title:	Director
Date:	June 30, 2010	Date:	June 30, 2010

Exchange Agreement – Sentient LP and AmerAlia

Exhibit 1.c	Complete List of AmerAlia Stock Options

The following table summarizes information with respect to each non-executive director’s outstanding stock options at June 30, 2010.

Name	Number of securities underlying unexercised options # Exercisable	Option exercise price $	Option expiration date
Neil E. Summerson	37,500	0.40	6/30/10
	37,500	0.88	6/30/11
	37,500	0.29	6/30/12
Geoffrey C. Murphy	37,500	0.40	6/30/10
	37,500	0.88	6/30/11
	37,500	0.29	6/30/12
James V. Riley	37,500	0.40	6/30/10
	37,500	0.88	6/30/11
	37,500	0.29	6/30/12
Robert C. Woolard	37,500	0.40	6/30/10
	37,500	0.88	6/30/11
	37,500	0.29	6/30/12
J. Jeffrey Geldermann	37,500	0.40	6/30/10
	37,500	0.88	6/30/11
	37,500	0.29	6/30/12
Alan De’ath	75,000	0.35	6/30/13
Paul-Henri Couture	75,000	0.35	6/30/13
Michel Marier	75,000	0.35	6/30/13
	787,500

In addition, Sentient owns the Sentient Option.

Exchange Agreement – Sentient LP and AmerAlia